Exhibit 10.12

AGREEMENT made as of the 20th day of November, 2013, by and between CBS Outdoor Americas Inc. (“CBS Outdoor”), a business unit of CBS Corporation (“CBS”), having an address at 405 Lexington Avenue, New York, New York 10174 and Donald R. Shassian (“Executive”).

W I T N E S S E T H:

WHEREAS, CBS Outdoor desires to secure the services of Executive as Executive Vice President and Chief Financial Officer, and Executive is willing to perform such services, upon the terms, provisions and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, it is agreed upon between CBS Outdoor and Executive as follows:

1. (a) CBS Outdoor shall employ Executive, and Executive shall hereby accept employment as Executive Vice President and Chief Financial Officer, for a Term commencing November 25, 2013 (the “Effective Date”) and ending December 31, 2016 (the “Employment Term”). Should Executive remain employed by CBS Outdoor or CBS following the expiration of the Employment Term, the Executive’s status shall be as an “at will” employee, subject to such terms and conditions of employment as CBS Outdoor or CBS, as applicable, may in its sole discretion implement.

(b) CBS Outdoor shall advise Executive one hundred eighty (180) days prior to the end of the then scheduled Employment Term (the “Notice Period”) whether it wishes to negotiate with Executive regarding an extension of this Agreement or the terms of a new agreement for Executive’s services. If CBS Outdoor advises Executive of its desire to so negotiate, then, for ninety (90) days (“Negotiating Period”), Executive agrees to negotiate in good faith exclusively with CBS Outdoor regarding an extension of this Agreement or the terms of a new Agreement for Executive’s services. During the Negotiating Period, Executive shall not discuss or negotiate with any entity other than CBS Outdoor with respect to Executive’s services.

2. (a) CBS Outdoor agrees to pay Executive, and Executive agrees to accept from CBS Outdoor for Executive’s services hereunder, a base salary of Six Hundred Fifty Thousand Dollars ($650,000) per annum. Base salary shall be payable, less applicable deductions and withholding taxes, in accordance with the regular payroll practices of CBS Outdoor. During the Employment Term, Executive’s base salary shall be subject to the potential of increase at CBS Outdoor’s discretion in accordance with CBS compensation guidelines and practices; provided, however, that in no event shall Executive’s base salary be less than $650,000.

(b) Beginning with calendar year 2014, CBS Outdoor agrees that Executive shall be eligible to be considered for participation in the CBS Short-Term Incentive Plan, i.e., CBS’s current bonus plan, or any successor plans to STIP (the “CBS STIP”), or a CBS Outdoor short-term incentive plan (the “Outdoor STIP”), and together with the CBS STIP the “STIP”. Executive shall have an annual bonus target equal to Seventy-Five percent (75%) of Executive’s base salary. Since STIP is administered under procedures that are not subject to contractual arrangements, eligibility for consideration is no guarantee of actual participation (or of meeting any target amounts), and the precise amount, form and timing of these awards, if any, shall be determined on an annual basis at the sole discretion of the Board of Directors of CBS or CBS Outdoor, as applicable (the “Board”), or the appropriate committee of such Board.

(c) CBS Outdoor further agrees that Executive shall be eligible to be considered for participation in the CBS Corporation 2009 Long-Term Incentive Plan, i.e., CBS’s current long-term incentive plan, or any successor plan thereto (the “CBS

LTIP”), or the CBS Outdoor long-term incentive plan, or any successor plan thereto, (the “CBS Outdoor LTIP”), and together with the CBS LTIP the “LTIP”, and shall be recommended for an annual grant with a Target Long-Term Incentive value equal to One Million and Three Hundred and Fifty Thousand Dollars ($1,350,000). Since the LTIP is administered under procedures that are not subject to contractual arrangements, eligibility for consideration is no guarantee of actual participation (or of meeting any target amounts), and the precise amount, form and timing of these awards, if any, shall be determined on an annual basis at the sole discretion of the Board or the appropriate committee of such Board.

(d) For 2013, CBS has agreed to make an “out-of-cycle” equity award equal to Five Hundred Thousand Dollars ($500,000) (the “2013 Grant Date Value”) soon after Executive commences employment in order to establish appropriate long-term incentives at the outset of Executive’s career with CBS Outdoor. This award will be made effective on the earlier of (i) the first trading day of the month following the approval of the award and (ii) December 31, 2013 (the “2013 Grant Date”), provided that Executive begins serving as the Executive Vice President and Chief Financial Officer of CBS Outdoor on the Effective Date. The 2013 Grant Date Value will be delivered in the form of RSUs (the “CBS RSUs”). The number of CBS RSUs to be granted will be determined by dividing the 2013 Grant Date Value by the per share closing price of one share of CBS Class B Common Stock (“CBS Stock”) on the 2013 Grant Date (rounding down to the nearest whole share). The CBS RSUs shall be payable in shares of CBS Stock, subject to paragraph 2(e) below. The CBS RSUs shall vest ratably over a four year period with 25% vesting on each of the first four anniversaries of the 2013 Grant Date, subject to Executive’s continued employment on each such vesting date.

(e) In connection with the IPO and subject to terms and conditions of the underwriters of the IPO and Executive’s continued employment with CBS Outdoor through the date of the IPO, Executive will be afforded the opportunity to purchase a number of shares of CBS Outdoor common stock (“Outdoor Stock”) in such IPO at the public offering price (the “IPO Price”) having an aggregate value of up to Two Million U.S. Dollars (US $2,000,000), with the number of shares of Outdoor Stock purchased to be determined based on the IPO Price; provided that Executive must provide notice to CBS Outdoor of his intention to purchase such Outdoor Stock and the amount of such purchase no later than thirty (30) days prior to commencement of the road show for the IPO. If Executive chooses to purchase Outdoor Stock pursuant to the foregoing sentence, he will receive an award of RSUs under the CBS Outdoor LTIP (the “Outdoor RSUs”) within thirty (30) days following the date of the IPO (such grant date, the “Outdoor RSU Grant Date”), with the number of Outdoor RSUs to be granted to him equal to the product (rounded down to the nearest whole share) of (x) 0.5 multiplied by (y) the number of shares of Outdoor Stock he purchased. For the avoidance of doubt, each Outdoor RSU shall correspond to one (1) share of Outdoor Stock. The Outdoor RSUs shall vest in four (4) equal installments on each of the first, second, third and fourth anniversaries of the Outdoor RSU Grant Date, provided that Executive is employed on each such vesting date, and subject to the terms of the applicable award agreement. The Outdoor RSUs shall be payable in shares of Outdoor Stock. The Outdoor RSUs covered by each installment of such award shall be settled within ten (10) business days after the date on which such RSUs vest.

(f) Anything herein to the contrary notwithstanding, upon the date of the IPO, any unvested CBS RSUs in respect of shares of CBS Stock held by Executive as of the date of the IPO, shall be converted into unvested RSUs in respect of shares of Outdoor Stock of substantially equivalent value (as determined by CBS in accordance with the terms of the CBS LTIP) and subject to terms and conditions substantially equivalent to those governing such unvested CBS RSUs prior to such conversion.

3. (a) Executive shall be eligible to participate in all plans now existing or hereafter adopted for the general benefit of CBS Outdoor employees for the period of such plans’ existence, subject to the provisions of such plans as the same may be in effect from time to time unless otherwise prescribed. Executive shall also be eligible to participate in other CBS or CBS Outdoor benefit plans in which participation is limited to CBS Outdoor executives in positions comparable to or lesser than Executive’s. Since plans in this latter category are administered under procedures that are not subject to contractual arrangements, eligibility for consideration is no guarantee of actual participation because the discretion of the Board or that of the appropriate committee of such Board, in granting participation, is absolute. To the extent Executive participates in any benefit plan, such participation shall be based upon Executive’s base salary, unless otherwise indicated in the plan document.

(b) Executive shall be eligible for four weeks of vacation each calendar year.

4. (a) Executive agrees to devote all business time and attention to the affairs of CBS Outdoor, except during vacation periods and reasonable periods of illness or other incapacity consistent with the practices of CBS Outdoor for executives in comparable positions. Executive further agrees that Executive’s services shall be completely exclusive to CBS Outdoor during the Employment Term and that Executive will fulfill all fiduciary duties and exhibit a duty of loyalty to CBS Outdoor at all times. Executive also agrees to comply with all applicable CBS and CBS Outdoor policies, as may be amended from time to time.

(b) Anything herein to the contrary notwithstanding, Executive will be permitted to continue serving as a member of the board of directors or similar governing body on which he was already elected to serve as of the Effective Date, provided that such service is consistent with the business practices and policies of CBS and CBS Outdoor and does not materially interfere with the performance of Executive’s duties hereunder.

5. (a) Executive acknowledges that Executive has been furnished a copy of CBS Corporation’s 2012 Business Conduct Statement (“BCS”). Executive represents and warrants that Executive has read and fully understands all of the requirements thereof, and that Executive is in full compliance with the terms of the BCS. Executive further represents and warrants that at all times during the Employment Term, Executive shall perform Executive’s services hereunder in full compliance with the BCS (and/or any CBS Outdoor conduct statement as may apply from time to time), and with any revisions thereof or additions thereto.

(b) During the Employment Term, except as authorized by CBS Outdoor, Executive shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning CBS, CBS Outdoor or any of CBS’s affiliated companies or any of their respective officers, directors, agents, employees, suppliers or customers.

(c) Executive shall act at all times with due regard to public morals, conventions, CBS Outdoor and CBS policies. If Executive shall have committed or does commit any act, or if Executive shall have conducted or does conduct himself in a manner, which shall be an offense involving moral turpitude under federal, state or local laws, or which might tend to bring Executive to public disrepute, contempt, scandal or ridicule, or which might tend to reflect unfavorably upon CBS Outdoor or CBS, CBS Outdoor shall have the right to terminate this Agreement upon notice to Executive given at any time following the date on which the commission of such act, or such conduct, shall have become known to CBS Outdoor.

6. Executive acknowledges that CBS Outdoor is an equal opportunity employer. Executive represents and warrants that Executive has read and fully understands the CBS Outdoor Equal Employment Opportunity (“EEO”) policy and that Executive is in full compliance with the terms of the EEO policy. Executive further represents and warrants that Executive will comply with the EEO policy and with applicable Federal, state and local laws prohibiting discrimination on the basis of race, color, national origin, religion, sex, age, disability, alienage or citizenship status, sexual orientation, veteran’s status, gender identity or gender expression, marital status, height or weight, genetic information or any other characteristic protected by law or CBS Outdoor or CBS policy during the Employment Term.

7. (a) In the event of Executive’s death while employed hereunder, base salary payments and all other compensation to be paid pursuant to this Agreement shall cease immediately and this Agreement shall terminate at the time of death; provided, however, the estate of Executive shall receive any base salary due and not yet paid through the date of Executive’s death and any accrued but unused vacation to which Executive was entitled. Further, all outstanding CBS RSUs (whether or not they have been converted into RSUs in respect of Outdoor Stock pursuant to paragraph 2(f)) and

Outdoor RSUs (or portions thereof) that would otherwise vest on or before the twelve (12) month period following the Executive’s date of death or, if later, the period provided in accordance with the terms and conditions of the grant, shall accelerate and vest immediately on the date of death and be settled as soon as administratively feasible thereafter. In addition, Executive’s estate shall be eligible to receive a prorated bonus for that portion of the year of such termination during which Executive actively rendered such services, paid in accordance with the STIP. The precise amount of bonus payable, if any, will be determined in a manner consistent with the manner bonus pay determinations are made for comparable CBS Outdoor executives. The payments provided for in this paragraph 7(a) and paragraphs 7(b) through (e) below, in the event of death shall be made no later than February 28th of the calendar year following the calendar year of Executive’s death.

(b) (i) CBS Outdoor may, at its option, terminate Executive’s employment under this Agreement for Cause at any time during the Employment Term. For purposes of this Agreement, “Cause” shall mean: (A) fraud, misappropriation or embezzlement on the part of Executive, (B) conviction of a felony or a misdemeanor involving fraud, perjury or moral turpitude, (C) Executive’s repeated willful failure to perform services hereunder, (D) Executive’s material breach of the provisions of paragraphs 4, 5, 6, 8, 9, 10, 11, 12 or 13 hereof, or (E) during the Employment Term, Executive terminating his employment other than due to his death or disability. Except as provided below with respect to clause (C), CBS Outdoor shall immediately have the right to terminate this Agreement without further obligation of any nature, including but not limited to the payment of cash compensation, the vesting of equity compensation, and/or the accrual of vacation time, except for the payment of vested benefits and/or allowing Executive to be eligible for medical and dental benefits as required by law.

CBS Outdoor will give Executive written notice prior to terminating his employment pursuant to paragraph 7(b)(i)(C), setting forth the nature of any alleged repeated willful failure in reasonable detail and the conduct required to cure, if any. Except for a repeated willful failure which, by its nature, CBS Outdoor determines cannot reasonably be expected to be cured, Executive shall have ten (10) business days from the date on which CBS Outdoor provides such notice within which to cure any repeated willful failure under clause (C) of this paragraph 7(b)(i); provided, however, that if CBS Outdoor reasonably expects irreparable injury from a delay of ten (10) business days, CBS Outdoor may give Executive notice of such shorter period within which to cure as is reasonable under the circumstances.

(ii) Notwithstanding the foregoing, Executive shall be entitled to receive any base salary due and not yet paid and any accrued but unused vacation should Executive’s employment be terminated for Cause pursuant to this paragraph 7(b).

(c) (i) If, while employed during the Employment Term, Executive becomes “disabled” within the meaning of such term under the short-term disability (“STD”) program in which CBS Outdoor senior executives are eligible to participate (such condition is referred to as a “Disability” or being “Disabled”), Executive will be considered to have experienced a termination of employment with CBS Outdoor as of the date he first becomes eligible to receive benefits under long-term disability (“LTD”) program in which CBS Outdoor senior executives are eligible to participate or, if he does not become eligible to receive benefits under such CBS Outdoor LTD program, he has not returned to work by the six (6) month anniversary of his Disability onset date. Except as provided in this paragraph 7(c), if Executive becomes Disabled while employed during the Employment Term, Executive will exclusively receive compensation under the STD program in accordance with its terms and, thereafter, under the LTD program in accordance with its terms, provided he is eligible to receive LTD program benefits.

(ii) Notwithstanding the foregoing, if Executive has not returned to work by December 31st of a calendar year during the Employment Term, he will receive bonus compensation for the calendar year(s) during the Employment Term in which he receives compensation under the STD program, determined as follows:

(A) for the portion of the calendar year from January 1st until the date on which Executive first receives compensation under the STD program, bonus compensation shall be determined in accordance with the STIP (i.e., based upon achievement of company performance goals and the Committee’s good faith estimate of Executive’s achievement of his personal goals) and prorated for such period; and

(B) for any subsequent portion of that calendar year and any portion of the following calendar year in which Executive receives compensation under the STD program, bonus compensation shall be in an amount equal to his target bonus and prorated for such period(s).

Bonus compensation under this paragraph 7(c)(ii) shall be paid, less applicable deductions and withholding taxes, between January 1st and February 28th of the calendar year following the calendar year to which such bonus compensation relates. Executive will not receive bonus compensation for any portion of the calendar year(s)

during the Employment Term while he receives benefits under the LTD program. For the periods that Executive receives compensation and benefits under the STD and LTD programs, such compensation and benefits and the bonus compensation provided under this paragraph 7(c)(ii) are in lieu of salary and bonus under paragraphs 2(a) and (b).

(iii) Further, if Executive’s employment is terminated due to his “Permanent Disability” (as defined in the then current LTIP), all outstanding CBS RSUs (whether or not they have been converted into RSUs in respect of Outdoor Stock pursuant to paragraph 2(f)) and Outdoor RSUs (or portions thereof) that would otherwise vest on or before the twelve (12) month period following the Executive’s termination date or, if later, the period provided in accordance with the terms and conditions of the grant, shall immediately vest and be settled within ten (10) business days thereafter.

(iv) Notwithstanding the foregoing, Executive shall be entitled to receive any base salary due and not yet paid and any accrued but unused vacation should Executive’s employment be terminated due to his Disability pursuant to this paragraph 7(c).

(d) (i) If, during the Employment Term, the employment of Executive by CBS Outdoor is terminated other than for Cause (as defined above), death, disability or other incapacity (hereinafter collectively referred to as “Termination Other Than for Cause”), then Executive shall be entitled to receive a severance payment in the amount of twelve (12) months of base salary continuance at Executive’s then current base salary (the “Severance Payment”). Executive shall not be required to mitigate the amount of the Severance Payment by seeking other employment.

To the extent payments provided for in this paragraph 7(d)(i) are payable to Executive, such payments shall be made in accordance with CBS Outdoor’s then effective payroll practices (Executive’s “Regular Payroll Amount”) as follows:

A.	beginning on the regular payroll date (“Regular Payroll Dates”) following the date Executive is terminated other than for Cause from Executive’s position, Executive will receive Executive’s Regular Payroll Amount on the Regular Payroll Dates that occur prior to March 15th of the year following the year in which Executive was terminated other than for Cause from Executive’s position;

B.	beginning with the first Regular Payroll Date on or after March 15th of the year following the year in which Executive is terminated other than for Cause from Executive’s position, Executive will receive Executive’s Regular Payroll Amount, to the extent a balance, if any, remains due, until Executive has received an amount equal to the maximum amount permitted to be paid pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (i.e., the lesser of two times Executive’s annualized compensation or two times the Section 401(a)(17) limit for the year in which Executive is terminated other than for Cause from Executive’s position, which amount is $510,000 for 2013) provided, however, that in no event shall payment be made to Executive pursuant to this paragraph 7(c)(i)(B) later than December 31st of the second year following the year in which Executive was terminated other than for Cause from Executive’s position; and

C.	the balance of Executive’s Regular Payroll Amount, to the extent any remains due, will be paid to Executive by payment of Executive’s Regular Payroll Amount on Executive’s Regular Payroll Dates beginning with the regular payroll date that follows the date of the final payment pursuant to paragraph 7(d)(i)(B);

provided, however, that in the event that Executive is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (“Code Section 409A”) and as determined pursuant to procedures adopted by the Company) and has actually, or is deemed to have, incurred a “separation from service” within the meaning of Code Section 409A (“409A Termination”) and if any portion of Executive’s Regular Payroll Amount that would be paid to the Executive (for termination other than for Cause) during the six-month period following such 409A Termination constitutes deferred compensation (within the meaning of Code Section 409A), such portion shall be paid to Executive on the earlier of (A) the first business day of the seventh month following the month in which Executive’s 409A Termination occurs or (B) Executive’s death (the applicable date, the “Permissible Payment Date”) rather than as described in paragraph 7(d)(i)(A),(B) or (C), as applicable, and remaining payments of base salary, if any, shall be paid to Executive or to Executive’s estate, as applicable, by payment of Executive’s Regular Payroll Amount on Executive’s Regular Payroll Dates commencing with the Regular Payroll Date that follows the Permissible Date. Each payment pursuant to this paragraph 7(d)(i)(A), (B) and (C) shall be regarded as a separate payment and not one of a series of payments for purposes of Code Section 409A.

(ii) In addition, upon a Termination Other Than for Cause, Executive shall also be eligible to receive a prorated bonus for that portion of the year of such termination during which Executive actively rendered such services, paid in accordance with the STIP. The precise amount of bonus payable, if any, will be determined in a manner consistent with the manner bonus pay determinations are made for comparable CBS Outdoor executives, and such bonus, if any, less applicable deductions and withholding taxes, shall be payable by February 28 of the following calendar year in accordance with STIP guidelines.

(iii) To the extent that a Termination Other Than for Cause is considered a “separation from service” within the meaning of Code Section 409A and which results in the Executive’s loss of eligibility for medical and/or dental benefits under CBS Outdoor’s then effective benefit plans, Executive shall be eligible for continued coverage under the existing plans applicable to Executive and/or continued medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. section 1161 et seq. (“COBRA”) for the earlier of (x) eighteen (18) months from the date of Executive’s termination, or (y) the date on which Executive becomes eligible for medical and dental coverage from a third-party employer. If Executive elects to continue Executive’s coverage under the CBS Medical and/or Dental Plans under COBRA, and if Executive signs the Release described in paragraph 19 hereof, CBS Outdoor will provide Executive’s coverage at no cost for a time period up to twelve (12) months (assuming Executive does not become covered under another group plan sooner). Any COBRA coverage beyond this time period will be at

Executive’s own cost. The amount CBS Outdoor will pay for continued medical and/or dental COBRA coverage following Executive’s Termination Other Than for Cause, if any, will be treated as taxable income and will be reported on a Form W-2, and CBS Outdoor may withhold taxes from Executive’s compensation for this purpose. The parties agree that, consistent with the provisions of Code Section 409A, the following in-kind benefit rules shall also apply: (i) the amount of in-kind benefits paid during a calendar year will not affect the in-kind benefits in any other calendar year; and (ii) Executive’s right to in-kind benefits is not subject to liquidation or exchange for another benefit.

(iv) Further, all outstanding CBS RSUs (whether or not they have been converted into RSUs in respect of Outdoor Stock pursuant to paragraph 2(f)) and Outdoor RSUs (or portions thereof) that would otherwise vest on or before the end of a twelve (12) month period following the date of Executive’s termination shall accelerate and vest immediately on the Release Effective Date (as defined in paragraph 19) and be settled within ten (10) business days thereafter.

(v) The payments and benefits to be provided to Executive under this paragraph 7(d) are expressly conditioned upon Executive’s execution of a release that becomes effective and irrevocable as provided in paragraph 19 below. The payments and benefits provided for in this paragraph 7(d) are in lieu of any other severance payments or protections under any plan that may now or hereafter exist and shall be the sole and exclusive compensation payable in the event of a Termination Other Than for Cause. For the avoidance of doubt, following Executive’s Termination Other Than for Cause, CBS Outdoor shall have no further obligation to Executive of any nature, including but not limited to the payment of cash compensation, the vesting of equity compensation, and/or the accrual of vacation time, except for the payments and benefit entitlements expressly provided for in this paragraph 7(d). Notwithstanding the foregoing, Executive shall be entitled to receive any base salary due and not yet paid and any accrued but unused vacation should Executive’s employment be terminated pursuant to this paragraph 7(d), and in the event of Executive’s death after termination pursuant to this paragraph 7(d), Executive’s estate shall receive any severance payment due and not yet paid through the date of Executive’s death. Nothing herein shall obligate CBS Outdoor to utilize Executive’s services. If the employment of Executive is terminated by CBS Outdoor for Cause or by reason of Executive’s Disability or death, this paragraph 7(d) shall not be applicable.

(e) (i) As set forth in paragraph 1(b), CBS Outdoor agrees to advise Executive one hundred eighty (180) days prior to the end of the then scheduled Employment Term whether it wishes to negotiate with Executive regarding an extension of this Agreement or the terms of a new agreement for Executive’s services. Nothing contained herein shall obligate CBS Outdoor to provide an increase to Executive’s compensation hereunder upon such renewal.

(ii) If Executive remains employed on the date that is the last day of the Employment Term, but has not entered into a new contractual relationship with CBS Outdoor (or any of CBS Outdoor’s subsidiaries), then, unless Executive agrees to continue his employment following expiration of the Employment Term on an “at will” basis, his employment with CBS Outdoor shall terminate at the end of the Employment Term and he shall be entitled to receive the same payments and benefits, including, without limitation, severance and accelerated vesting of certain equity awards, on the same basis as if the termination of his employment were a termination without Cause under paragraph 7(d) above, subject to Executive’s execution of a release in favor of CBS Outdoor as further described in paragraph 19.

(iii) If Executive agrees to continue his employment with CBS Outdoor on an “at will” basis following expiration of the Employment Term, Executive acknowledges and agrees that he shall not be entitled to receive any severance payments under the terms of this Agreement; provided, however, that if CBS Outdoor subsequently terminates Executive’s “at will” employment without Cause (as that term is defined in paragraph 7(b)(i)), Executive shall become eligible to receive severance under the then current CBS Outdoor severance policy applicable to executives at his level, subject to the terms of such severance policy (including his execution of a release in favor of CBS Outdoor pursuant to such policy to the extent required).

(f) If Executive’s employment with CBS Outdoor terminates for any reason, then, unless otherwise determined by CBS’s general counsel or CBS Outdoor’s general counsel, as applicable, Executive shall automatically be deemed to have resigned at that time from any and all officer or director positions that Executive may have held with CBS Outdoor or CBS or any of their respective affiliated companies and all board seats or other positions in other entities Executive held on behalf of CBS or CBS Outdoor, including any fiduciary positions (including as a trustee) Executive holds with respect to any employee benefit plans or trusts established by CBS Outdoor or CBS. Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance. If, however, for any reason this paragraph 7(f) is deemed insufficient to effectuate such resignation, Executive agrees to execute, upon the request of CBS Outdoor, CBS or any of their respective affiliated companies, any documents or instruments which CBS Outdoor or CBS may deem necessary or desirable to effectuate such resignation or resignations, and Executive hereby authorizes the Secretary and any Assistant Secretary of CBS Outdoor, CBS or any of their affiliated companies to execute any such documents or instruments as Executive’s attorney-in-fact.

8. CBS Outdoor shall own all right, title and interest for the maximum time period available under applicable law to the results of Executive’s services and all artistic materials and intellectual properties which are, in whole or in part, created, developed or produced by Executive during the Employment Term and which are suggested by or related to Executive’s employment hereunder or any activities to which Executive is assigned, and Executive shall not have or claim to have any right, title or interest therein of any kind or nature. Executive hereby undertakes and covenants to do all such further acts and execute all such further assignments, documents and instruments (including, without limitation, patent and copyright registrations and applications) as CBS Outdoor may from time to time require or request to effectuate this paragraph 8, and in the event Executive fails to do so within fifteen (15) days of receiving written notice from CBS Outdoor requesting the same, Executive hereby appoints CBS Outdoor to execute such documents and instruments in its name and on its behalf as its duly authorized attorney and this appointment shall be deemed to be a power coupled with an interest and shall be irrevocable.

9. Executive agrees that, during the Employment Term and for one (1) year thereafter, Executive shall not, in any communications with the press or other media or any customer, client or supplier of CBS Outdoor, CBS or any of their respective affiliated companies, criticize, ridicule or make any statement which disparages or is derogatory of CBS Outdoor or CBS or any of their respective affiliated companies or any of their respective directors, officers or employees.

10. Executive agrees that, while employed hereunder and for one (1) year thereafter, Executive shall not, directly or indirectly: (i) employ or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of CBS Outdoor, CBS or any of their respective affiliated companies; or (ii) do any act or thing to cause, bring about, or induce any interference with, disturbance to, or interruption of any of the then-existing relationships (whether or not such relationships have been reduced to formal contracts) of CBS Outdoor, CBS or any of their respective affiliated companies with any customer, employee, consultant or supplier. Should CBS or CBS Outdoor have reason to believe Executive is violating the terms of this Paragraph 10, CBS or CBS Outdoor, as applicable, may contact any individual(s) necessary to (a) determine the existence of a violation and (b) enforce this Paragraph 10, without being deemed to have violated the confidentiality terms of any written agreement between Executive and CBS Outdoor or CBS.

11. Subject to paragraph 4(b), Executive agrees that Executive’s employment with CBS Outdoor is on an exclusive basis and that, while Executive is employed by CBS Outdoor, Executive will not engage in any other business activity which is in conflict with Executive’s duties and obligations (including Executive’s commitment of time) under this Agreement. Executive agrees that, during the Non-Compete Period (as defined below), Executive shall not directly or indirectly engage in or participate as an owner, partner, member, stockholder, officer, employee, director, agent of or consultant for any business competitive with any business of CBS Outdoor, without the written consent of CBS Outdoor; provided, however, that this provision shall not prevent Executive from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The Non-Compete Period shall cover the entire Employment Term, provided, however, that, if Executive’s employment terminates on or before the then scheduled end of the Employment Term, the Non-Compete Period shall terminate on the date that is twelve (12) months after the date on which Executive’s employment is terminated pursuant to paragraph 7(b), 7(d) or 7(e) (which date may occur after expiration of the scheduled Employment Term, depending on the Executive’s termination date). For purposes of this paragraph 11, “Cause” has the meaning provided in paragraph 7(b)(i).

12. Executive agrees that during Executive’s employment hereunder and at any time thereafter, (i) Executive shall not use for any purpose other than the duly authorized business of CBS Outdoor or CBS, or disclose to any third party, any information relating to CBS Outdoor, CBS or any of their respective affiliated companies which is proprietary to CBS Outdoor, CBS or any of their respective affiliated companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of Executive’s duties under this Agreement consistent with CBS’s and/or CBS Outdoor’s policies); and (ii) Executive will comply with any and all confidentiality obligations of CBS or CBS Outdoor to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (x) is or becomes generally available to the public other than as a result of a disclosure by Executive or at Executive’s direction or by any other person who directly or indirectly receives such information from Executive, or (y) is or becomes available to Executive on a non-confidential basis from a source which is entitled to disclose it to Executive.

13. (a) Executive agrees that during the Employment Term and for one (1) year thereafter and, if longer, during the pendency of any litigation or other proceeding, (x) Executive shall not communicate with anyone (other than Executive’s own attorneys and tax advisors), except to the extent necessary in the performance of Executive’s duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving CBS Outdoor, CBS or any of their respective affiliated companies, other than any litigation or other proceeding in which Executive is a party-in-opposition, without giving prior notice to CBS or CBS Outdoor, as applicable, or its counsel; and (y) in the event that any other party attempts to obtain information or documents from Executive with respect to such matters, either through formal legal process such as a subpoena or by informal means such as interviews, Executive shall promptly notify CBS or CBS Outdoor, as applicable, or its counsel before providing any information or documents.

(b) Executive agrees to cooperate with CBS and/or CBS Outdoor and its attorneys, both during and after the termination of Executive’s employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved prior to the termination of Executive’s employment. Executive’s cooperation shall include, without limitation, providing assistance to CBS and/or CBS Outdoor’s counsel, experts or consultants, and providing truthful testimony in pretrial and trial or hearing proceedings and any travel related to Executive’s attendance at such proceedings. In the event that Executive’s cooperation is requested after the termination of Executive’s employment, CBS and/or CBS Outdoor will (x) seek to minimize interruptions to Executive’s schedule to the extent consistent with its interests in the matter; and (y) reimburse Executive for all reasonable and appropriate out-of-pocket expenses in a manner consistent with CBS and/or CBS Outdoor policy, but in no event later than December 31 of the year following the year in which Executive incurs the related expenses.

(c) Executive agrees that Executive will not testify voluntarily in any lawsuit or other proceeding which directly or indirectly involves CBS Outdoor, CBS or any of their respective affiliated companies, or which may create the impression that such testimony is endorsed or approved by CBS Outdoor, CBS or any of their respective affiliated companies, without advance notice (including the general nature of the testimony) to and, if such testimony is without subpoena or other compulsory legal process the approval of, CBS’s general counsel or CBS Outdoor’s general counsel, as applicable.

14. CBS Outdoor has entered into this Agreement in order to obtain the benefit of Executive’s unique skills, talent, and experience. Executive acknowledges and agrees that any violation of paragraphs 4 through 6 or 8 through 13 of this Agreement will result in irreparable damage to CBS and/or CBS Outdoor, and, accordingly, CBS and/or CBS Outdoor may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to CBS and/or CBS Outdoor, and Executive hereby consents and agrees to exclusive personal jurisdiction in any state or federal court located in the City of New York, Borough of Manhattan.

15. Except as provided in paragraph 14 of this Agreement, if any disagreement or dispute whatsoever shall arise between the parties concerning this Agreement (including the documents referenced herein) or Executive’s employment with CBS Outdoor (a “Matter In Dispute”), the parties hereto agree that such Matter In Dispute shall be privately arbitrated rather than contested in a court of law before a judge or jury. Any and all Matters In Dispute must be brought in the parties’ individual capacities, and not as a plaintiff or class member in any purported class or representative proceeding. Thus, by agreeing to the terms of this agreement, Executive is hereby waiving any right Executive might otherwise have to litigate a Matter In Dispute as a class or representative proceeding. Any and all Matters In Dispute shall be submitted to arbitration before JAMS Employment Practice, and a neutral arbitrator will be selected in a manner consistent with JAMS Employment Arbitration Rules (“Rules”). Such arbitration shall be confidential and private and conducted in accordance with the Rules. Any such arbitration proceeding shall take place in New York City before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall bear its respective costs (including attorney’s fees, and there shall be no award of attorney’s fees). Judgment upon the final award rendered by such arbitrator may be entered in any court having jurisdiction thereof.

16. Executive represents and warrants:

(a) that Executive has capacity to enter into this Agreement,

(b) that Executive has entered into this Agreement voluntarily and with a full understanding of its terms, and

(c) that Executive is not subject to restrictive covenants or other contractual limitations with any other employer, company, entity or person that would by breached by Executive becoming a party to this Agreement.

17. This Agreement contains the entire understanding of the parties with respect to the subject matter thereof, supersedes any and all prior agreements of the parties with respect to the subject matter thereof, and cannot be changed or extended except by a writing signed by both parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, executors, heirs, administrators, successors and assigns; provided, however, that Executive shall have no right to assign this Agreement or delegate Executive’s obligations hereunder. This Agreement and all matters and issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely within the State of New York, with respect to the determination of any claim, dispute or disagreement, which may arise out of the interpretation, performance or breach of this Agreement. If any provision of this Agreement, as applied to either party or to any circumstance, shall be adjudged by a court or duly appointed arbitrator to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability thereof.

18. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Code Section 409A. This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever (including, but not limited to as a result of this paragraph 16 or otherwise) shall CBS or CBS Outdoor be liable for any tax, interest or penalties that may be imposed on Executive (or Executive’s beneficiaries, successors or representatives) under Code Section 409A. Neither CBS Outdoor, CBS nor any of their respective affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. Executive acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Code Section 409A.

19. Notwithstanding any provision herein to the contrary, CBS Outdoor’s obligation to make the payments provided for in paragraphs 7(c) and 7(d) shall be conditioned on Executive’s execution of an effective release (with all periods for revocation set forth therein having expired), such date the “Release Effective Date,” in favor of CBS Outdoor, CBS and its affiliated companies in a form substantially similar to that which is set forth in Exhibit A hereto within 45 days following Executive’s termination from Executive’s position; provided, however, that if, at the time any severance payments are scheduled to be paid to Executive pursuant to paragraph 7(c) or 7(d), as applicable, Executive has not executed a release that has become effective and irrevocable in its entirety, then any such severance payments shall be held and accumulated without interest, and shall be paid to Executive on the first Regular Payroll Date following the Release Effective Date. Executive’s failure or refusal to sign and deliver the release or Executive’s revocation of an executed and delivered release in accordance with applicable laws, whether intentionally or unintentionally, will result in the forfeiture of the payments and benefits under paragraph 7(c) or 7(d), as applicable. Notwithstanding the foregoing, if the 45-day period does not begin and end in the same calendar year, then the Release Effective Date shall be deemed to be the later of (i) the first business day in the year following the year in which Executive’s position is terminated or (ii) the Release Effective Date (without regard to this proviso). In addition, the payments and benefits described in paragraph 7(c) or 7(d), as applicable, shall immediately cease, and CBS Outdoor shall have no further obligations to Executive with respect thereto, in the event that Executive materially breaches any provision of paragraphs 4 through 6 and 8 through 13 hereof.

20. All notices or other communications hereunder shall be given in writing and shall be deemed given if served personally or mailed by registered or certified mail, return receipt requested, to the parties at their addresses above indicated.

21. This Agreement may be executed in one or more counterparts, including by facsimile, and all of the counterparts shall constitute one fully executed agreement. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement as of November 20, 2013.

CBS Outdoor

By	/s/ Anthony G. Ambrosio

Anthony G. Ambrosio
Executive Vice President,
Human Resources & Administration

By	/s/ Donald R. Shassian

Donald R. Shassian

EXHIBIT A

FORM OF RELEASE

WHEREAS, Donald R. Shassian (hereinafter referred to as “Executive”) is employed by CBS Outdoor Americas Inc., a Maryland corporation (hereinafter referred to as “Employer”), and is a party to an employment agreement dated as of November    , 2013 (the “Agreement”) which provides for Executive’s employment with Employer on the terms and conditions specified therein; and

WHEREAS, pursuant to paragraph 19 of the Agreement, Executive has agreed to execute a release substantially similar to the type and nature set forth herein as a condition to his entitlement to certain payments and benefits upon his termination of employment with Employer; and

NOW, THEREFORE. in consideration of the premises and promises herein contained and for other good and valuable consideration received or to be received by Executive in accordance with the terms of the Agreement, it is agreed as follows:

1. Release

(a) Executive acknowledges, understands and agrees that (i) he has no knowledge (actual or otherwise) of any complaint, claim or action that he may have against Employer, CBS Corporation (“CBS”) and each of their respective owners, stockholders, predecessors, successors, assigns, directors, officers, employees, divisions, subsidiaries, affiliates (and directors, officers and employees of such companies, divisions. Subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”), or any of them; (ii) Executive hereby irrevocably and unconditionally waives, releases, settles (gives up), acquits and forever discharges the Releasees from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any claims for salary, salary increases, alleged promotions, expanded job responsibilities, constructive discharge, misrepresentation, bonuses, equity awards of any kind, severance payments, unvested retirement benefits, vacation entitlements, benefits, moving expenses, business expenses, attorneys’ fees, any claims which he may have under any contract or policy (whether such contract or policy is written or oral, express or implied), rights arising out of alleged violations of any covenant of good faith and fair dealing (express or implied), any tort, any legal restrictions on Employer’s right to terminate employees, and any claims which he may have based upon any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1967, as amended, the Federal Age Discrimination In Employment Act of 1967. as amended (“ADEA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the American with Disabilities Act, as amended (“ADA”), the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers

Benefit Protection Act, as amended (“OWBPA”), the Worker Adjustment Retraining and Notification Act, as amended (“WARN”), the Fair Labor Standards Act, as amended (“FLSA”), the Occupational Safety and Health Act of 1970 (“OSHA”), the Family and Medical Leave Act of 1993, as amended (“FMLA”), the New York State Human Rights Law, as amended, the New York Labor Act, as amended, the New York Equal Pay Law, as amended, the New York Civil Rights Law, as amended, the New York Rights of Persons With Disabilities Law, as amended, and the New York Equal Rights Law, as amended, the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), that Executive now has, or has ever had, or ever shall have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Executive’s execution hereof that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by Employer (any of the foregoing being a “Claim” or, collectively, the “Claims”); and (iii) Executive will not now, or in the future, accept any recovery (including monetary damages or any form of personal relief) in any forum, nor will he pursue or institute any Claim against any of the Releasees.

(b) Notwithstanding the foregoing, Executive has not waived and/or relinquished any rights he may have to file any Claim that cannot be waived and/or relinquished pursuant to applicable laws, including the right to file a charge or participate in any investigation with the Equal Employment Opportunity Commission or any other governmental or administrative agency that is responsible for enforcing a law on behalf of the government. Executive also acknowledges and understands that because Executive is waiving and releasing all Claims for monetary damages and any other form of personal relief per paragraph 1(a), Executive may only seek and receive non-personal forms of relief through any such Claim. Moreover, this General Release shall not apply to (i) any of the obligations of Employer or any other Releasee under the Agreement, or under any benefit plans, contracts, documents or programs described or referenced in the Agreement, (ii) any rights Executive may have to obtain contribution or indemnity against Employer or any other Releasee pursuant to contract, Employer’s certificate of incorporation and by-laws or otherwise, and (iii) any Claim for reimbursement of ordinary and necessary business expenses incurred by the Executive during the course of the Executive’s employment.

2. Executive understands that he has been given a period of twenty-one (21) days to review and consider this Release before signing it pursuant to the Age Discrimination in Employment Act of 1967, as amended. Executive further understands that he may use as much of this 21-day period as Executive wishes prior to signing.

3. Executive acknowledges and represents that he understands that he may revoke the Release set forth in paragraph 1(a), including, the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended, effectuated in this Release, within seven (7) days of signing this Release. Revocation can be made by delivering a written notice of revocation to the General Counsel of CBS Corporation, 51 West 52nd Street, New York, New York 10019 and the General Counsel of CBS Outdoor Americas Inc., 405 Lexington Avenue, New York, New York 10174. For this revocation to be effective, written notice must be received by the General Counsels no later than the close of business on the seventh day after Executive signs this Release. If Executive revokes the Release set forth in paragraph 1(a), Employer shall have no obligations to Executive for the payments and benefits set forth under paragraph 7(d) or 7(e), as applicable, of the Agreement.

4. Executive represents and acknowledges that in executing this Release he is not relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this Release or otherwise.

5. This Release shall not in any way be construed as an admission by any of the Releasees that any Releasee has acted wrongfully or that Executive has any rights whatsoever against any of the Releasees except as specifically set forth herein, and each of the Releasees specifically disclaims any liability to any party for any wrongful acts.

6. It is the desire and intent of the parties hereto that the provisions of this Release be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law shall prevail, but the provisions affected thereby shall be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Release shall remain in full force and effect and be fully valid and enforceable.

7. Executive represents and agrees (a) that Executive has, to the extent he desires, discussed all aspects of this Release with his attorney, (b) that Executive has carefully read and fully understands all of the provisions of this Release, and (c) that Executive is voluntarily executing this Release.

8. This Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York. This Release is binding on the successors and assigns of Executive.

PLEASE READ CAREFULLY. THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

This Release is executed as of the    day of            , 20    .

Donald R. Shassian